                                                                     Exhibit 4.3



                                  16 MAY 2002




                               VODAFONE GROUP PLC





                       VODAFONE HOLDINGS (JERSEY) LIMITED






                        CHINA MOBILE (HONG KONG) LIMITED







                     =====================================

                             SUBSCRIPTION AGREEMENT
                                  IN RESPECT OF
                        ORDINARY SHARES IN THE CAPITAL OF
                        CHINA MOBILE (HONG KONG) LIMITED

                                    CONTENTS


CLAUSE                                                             PAGE
1.   DEFINITIONS AND INTERPRETATION                                  1

2.   SUBSCRIPTION                                                    4

3.   CONDITIONS                                                      5

4.   COMPLETION                                                      6

5.   UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES OF
      THE COMPANY                                                    7

6.   REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER
      AND THE SUBSCRIBER SUBSIDIARY                                  9

7.   FURTHER ASSURANCES                                             12

8.   VARIATION                                                      12

9.   ASSIGNMENT                                                     12

10.  SEVERABILITY                                                   13

11.  ANNOUNCEMENTS                                                  13

12.  TIME OF THE ESSENCE                                            13

13.  COSTS AND EXPENSES                                             13

14.  NOTICES                                                        13

15.  COUNTERPARTS                                                   14

16.  GOVERNING LAW                                                  14

17.  JURISDICTION                                                   14

SCHEDULE 1                                                          17

     FORM OF COMPANY ANNOUNCEMENT                                   17

SCHEDULE 2                                                          18

     FORM OF COMPLETION CERTIFICATE                                 18

THIS AGREEMENT is made on 16 May 2002

BETWEEN:

(1) VODAFONE GROUP PLC, whose registered office is at The Courtyard, 2-4 London Road, Newbury, Berkshire RG14 1JX, England (the SUBSCRIBER);

(2) VODAFONE HOLDINGS (JERSEY) LIMITED, whose registered office is at P.O. Box 404, Whiteley Chambers, Don Street, St Helier JE4 9WG, Jersey (the SUBSCRIBER SUBSIDIARY); and

(3) CHINA MOBILE (HONG KONG) LIMITED, whose registered office is at 60th Floor, The Center, 99 Queen's Road Central, Hong Kong (the COMPANY).

WHEREAS:

(A)  The Company is a company limited by shares duly incorporated in Hong Kong.

(B) At the date of this Agreement, the Company has an authorised capital of HK$3,000,000,000 comprising 30,000,000,000 ordinary shares of HK$0.10 each (SHARES) of which 18,605,405,241 Shares have been issued, fully paid and are listed on the Stock Exchange.

(C) The Subscriber Subsidiary is at the date of this Agreement the beneficial owner of 406,234,375 Shares representing approximately 2.18% of the issued capital of the Company.

(D) The Subscriber has agreed or, at the election of the Subscriber, the Subscriber Subsidiary has agreed to subscribe for the New Shares, and the Company has agreed to allot and issue the New Shares, upon the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement (including the recitals above), the following expressions shall, unless the context otherwise requires, have the following meaning:

ACQUISITION means the proposed acquisition by the Company from the Parent of the mobile telecommunications businesses indirectly owned by China Mobile Communications Corporation in the provinces of Anhui, Hunan, Hubei, Jiangxi, Sichuan, Shaanxi and Shanxi and the directly administered municipality of Chongqing in the PRC;

AFFILIATE in relation to a specified person, means a person which directly or indirectly controls or is controlled by or is under direct or indirect common control with that specified person; CONTROL of a person for the purpose of this definition being taken to mean direct or indirect ownership of at least 50% of the voting rights of that person;

AVERAGE DAILY VWAP means the simple arithmetic average of the Daily VWAP for the 10 consecutive Trading Days commencing on 17 May 2002, computed to four decimal places;

BUSINESS DAY means any day (other than a Saturday) on which banks are normally open for business in Hong Kong;

CONDITIONS means the conditions set out in clause 3.1;

COMPANY ANNOUNCEMENT means the paid announcement of the Acquisition in the form set out in schedule 1 to this Agreement, to be published by the Company on the first Business Day immediately following the date of this Agreement;

COMPANY CIRCULAR means the circular to be sent by the Company to its shareholders in connection with the Acquisition, an advanced draft of which is provided by the Company to the Subscriber and the Subscriber Subsidiary on the date of this Agreement and initialled by or on behalf of the parties;

COMPLETION means completion of the Subscription in accordance with clause 4;

DAILY VWAP means, in relation to a Trading Day, the volume weighted average price per Share (VWAP) for the entire duration of that Trading Day, computed to four decimal places:

(a) as shown on the Bloomberg Screen VOLUME AT PRICE Page by the ticker "941 HK Equity VAP" and listed on the VWAP field; or

(b) if for any reason the VWAP does not so appear, or such page is unavailable, as described in paragraph (a) above, as results from dividing the turnover of all Shares of the Company traded on the Stock Exchange on that Trading Day by the number of Shares of the Company so traded, both as shown in the daily quotation sheets of the Stock Exchange for that Trading Day;

HK$ means Hong Kong dollar and references to any amount in such currency shall be deemed to include a reference to any equivalent amount in any other currency;

HONG KONG means the Hong Kong Special Administrative Region of the PRC;

INITIAL PRICE means HK$24.7217 per Share, being the average of the closing prices per Share, computed to four decimal places, as shown on the Bloomberg Screen by the ticker "941 HK Equity HP" for the 30 consecutive Trading Days immediately preceding the date of this Agreement;

LONG STOP DATE means 31 July 2002 or such later date as may be agreed in writing between the parties to this Agreement;

NEW SHARES means the new Shares to be allotted and issued in accordance with the terms and conditions of this Agreement;

PARENT means China Mobile Hong Kong (BVI) Limited, which is at the date of this Agreement the legal and beneficial owner of 14,062,602,396 Shares representing approximately 75.58% of the issued capital of the Company;

PRC means The People's Republic of China, which expression, except where the context requires, does not apply to Hong Kong, Macau or Taiwan;

STOCK EXCHANGE means The Stock Exchange of Hong Kong Limited;

STRATEGIC ALLIANCE AGREEMENT means the Strategic Alliance Agreement dated 27 February 2001 entered into between the Subscriber and the Company;

SUBSCRIBER ANNOUNCEMENT means the press announcement of the Subscription to be published by the Subscriber on the date of this Agreement;

SUBSCRIPTION means the subscription for, and the allotment and issue of, the New Shares in accordance with the terms and conditions of this Agreement;

SUBSCRIPTION AMOUNT means HK$5,850,000,000;

SUBSCRIPTION PRICE shall have the meaning given to it in clause 2.4;

THRESHOLD NUMBER shall have the meaning given to it in clause 4.3(d);

TRADING DAY means a day on which the Shares are generally traded on the Stock Exchange; and

US$ means United States dollar and references to any amount in such currency shall be deemed to include a reference to any equivalent amount in any other currency.

1.2 References in this Agreement to persons or entities include references to bodies corporate and unincorporated.

1.3 References to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

1.4 References herein to recitals, clauses and schedules are references to the recitals, clauses and schedules of this Agreement and shall be deemed to form part of this Agreement.

1.5 Clause headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.6 In this Agreement, references to any statute or statutory provisions includes a reference to that statute or statutory provision as from time to time amended, extended or re-enacted.

2.   SUBSCRIPTION

2.1 The Subscriber shall or, at the election of the Subscriber, the Subscriber Subsidiary shall subscribe for, and the Company shall allot to the Subscriber or the Subscriber Subsidiary, as appropriate, and issue in accordance with clause 4.3(c), the New Shares at the Subscription Price

2.2 The aggregate consideration for the Subscription shall be the Subscription Amount.

2.3 The New Shares to be allotted and issued pursuant to the Subscription shall be such number of Shares as results from dividing the Subscription Amount by the Subscription Price but subject to rounding down to the nearest whole number.

2.4 The Subscription Price shall be the price per New Share which shall be determined as follows:

(a) where the Average Daily VWAP does not exceed HK$28.4300 (being 15 per cent. above the Initial Price) and does not fall below HK$21.0134 (being 15 per cent. below the Initial Price), the Subscription Price shall be the Initial Price; or

(b) where the Average Daily VWAP exceeds HK$28.4300 (being 15 per cent. above the Initial Price), the Subscription Price shall be calculated in accordance with the following formula:

     SP     =      IP      +     I

     Where  SP     =       the Subscription Price

            IP     =       the Initial Price

                           Average Daily VWAP - (Initial Price x 115%)
            I      =       -------------------------------------------
                                               2

     or

(c) where the Average Daily VWAP falls below HK$21.0134 (being 15 per cent. below the Initial Price), the Subscription Price shall be calculated in accordance with the following formula:

     SP     =      IP      -     D

     Where  SP     =       the Subscription Price

            IP     =       the Initial Price

                           (Initial Price x 85%) - Average Daily VWAP
            D      =       ------------------------------------------
                                               2

2.5 The New Shares shall be allotted by the Company to the Subscriber or the Subscriber Subsidiary, as appropriate, and issued in accordance with clause 4.3(c), fully paid and free from all liens, charges, security interests, encumbrances, adverse claims, options and third party rights.

2.6 The New Shares shall rank pari passu in all respects with the Shares in issue at the date of allotment and in particular will rank in full for all dividends and other distributions declared, made or paid at any time after the date of allotment.


3.   CONDITIONS

3.1 Completion of the Subscription shall be conditional upon the following conditions having been fulfilled or, at the discretion of the Subscriber and the Subscriber Subsidiary, waived:

(a) the Listing Committee of the Stock Exchange granting listing of, and permission to deal in, all of the New Shares on the Stock Exchange;

(b) the Company Announcement being released for publication on the first Business Day immediately following the date of this Agreement; and

(c) the Subscriber and the Subscriber Subsidiary having jointly received from the Company, at the Company's expense, a signed legal opinion from the Company's PRC counsel that no PRC governmental or regulatory approvals of this Agreement and the transactions contemplated herein are required.

3.2 In the event that any of the Conditions is not fulfilled, or waived by the Subscriber and the Subscriber Subsidiary, by the Long Stop Date, this Agreement and all rights and obligations of the parties hereunder shall automatically cease and terminate save for accrued rights and obligations.

3.3 The Company undertakes to notify the Subscriber and the Subscriber Subsidiary promptly in writing following the satisfaction of the Conditions.

3.4  If, at any time prior to Completion:

(a) the Company issues or ought reasonably to have issued any announcement, or any supplemental circular or other written communication containing revisions to the Company Circular, due to a material adverse change in the business or financial condition of either (i) the Company and its Affiliates taken as a whole, or (ii) the companies or entities or businesses which the Company plans to acquire pursuant to the Acquisition, taken as a whole; or

(b)  there shall develop, occur, exist or come into effect:

     (i) any outbreak or escalation of hostilities involving the PRC or Hong Kong or the declaration by the PRC or Hong Kong of a national emergency or war; or

     (ii) any act of God, riot, public disorder, civil commotion, fire, flood, explosion, epidemic, terrorism, war, strike, lock-out or other calamity or crisis; or

     (iii) the imposition of any moratorium, suspension or material restriction on trading in the securities of the Company or in securities generally on the Hong Kong Stock Exchange or the New York Stock Exchange; or

     (iv) any change in financial, political, military, industrial, economic, legal, fiscal, regulatory or stock market maters or conditions in Hong Kong or the PRC or the British Virgin Islands; or

     (v) any new law or regulation or change in existing laws or regulations in Hong Kong or the PRC or the British Virgin Islands or any change in the interpretation or application thereof by any court or other competent authority in Hong Kong or the PRC or the British Virgin Islands,

     which, in the reasonable opinion of the Subscriber and/or the Subscriber Subsidiary as determined by the Subscriber and/or Subscriber Subsidiary, is or will be or is likely to be materially adverse to the business or financial condition of either (i) the Company and its Affiliates taken as a whole, or (ii) the companies or entities or businesses which the Company plans to acquire pursuant to the Acquisition, taken as a whole, then the Subscriber and the Subscriber Subsidiary shall each have the right to immediately terminate this Agreement by written notice to the Company, provided that the Subscriber and the Subscriber Subsidiary shall each consult with the Company before electing to terminate this Agreement pursuant to this clause. Upon the termination of this Agreement, all rights and obligations of the parties hereunder shall cease and terminate save for accrued rights and obligations.


4.   COMPLETION

4.1 Completion shall take place on 18 June 2002 or such later date as may be agreed in writing between the parties to this Agreement.

4.2 If Completion has not occurred (other than through the failure of the Subscriber or the Subscriber Subsidiary, as appropriate, to comply with the obligations under clause 4.3 to the extent applicable to it) by 30 September 2002, this Agreement and all rights and obligations of the parties hereunder shall automatically cease and terminate save for accrued rights and obligations.

4.3  At Completion:

(a) the Company shall deliver a written confirmation addressed to the Subscriber and the Subscriber Subsidiary jointly and dated the date of Completion confirming that there has been no material adverse change in the business or financial condition of the Company, its Affiliates and/or the companies or entities which it plans to acquire pursuant to the Acquisition, taken as a whole, since the date of this Agreement;

(b) the Subscriber or the Subscriber Subsidiary, as appropriate, shall make payment of the Subscription Amount in immediately transferable funds by direct transfer to such account as the Company shall notify the Subscriber and the Subscriber Subsidiary in writing at least three Business Days prior to Completion (the DESIGNATED ACCOUNT) and such transfer into the Designated Account shall constitute a complete discharge of the obligations of the Subscriber and the Subscriber Subsidiary in respect of the Subscription Amount and under this Agreement;

(c) the Company shall allot the New Shares to the Subscriber or the Subscriber Subsidiary, as appropriate, and issue a share certificate in respect of the New Shares in the name of HKSCC Nominees Limited and shall promptly thereafter register HKSCC Nominees Limited as member in respect of the New Shares and deliver the share certificate to Hong Kong Securities Clearing Company Limited for credit to such account with the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited as may be instructed by the Subscriber or the Subscriber Subsidiary, as appropriate, for such purpose;

(d) the Company, the Subscriber and the Subscriber Subsidiary shall jointly issue a completion certificate which shall be in the form set out in schedule 2 to this Agreement, stating the Threshold Number, being the sum of 406,234,375 Shares and the New Shares to be allotted to the Subscriber or the Subscriber Subsidiary pursuant to clause 4.3(c);

(e) the Company shall arrange for an announcement giving details of the allotment of the New Shares to be made in at least one English newspaper and at least one Chinese newspaper no later than the next Business Day following the date of the allotment; and

(f) the Subscriber may arrange for an announcement to be published stating that Completion has taken place on the date of Completion.


5.   UNDERTAKINGS, REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1 For so long as (A) the aggregate number of Shares beneficially held by the Subscriber and/or its wholly owned subsidiaries does not fall below the Threshold Number, and (B) the Strategic Alliance Agreement remains in effect:

(a) the Subscriber or (if the New Shares are allotted to the Subscriber Subsidiary) the Subscriber Subsidiary shall be entitled to nominate from time to time the Chief Executive of the Subscriber or such other member of the senior management of the Subscriber as shall be mutually agreed with the Company (such agreement not to be unreasonably withheld or delayed by the Company) for appointment by the board of directors of the Company and/or election by the shareholders of the Company as a non-executive director of the Company;

(b) the Company hereby undertakes to the Subscriber and the Subscriber Subsidiary to perform all acts and things, and execute and deliver (or procure the execution and delivery of) all documents, as may be required to cause the person nominated by the Subscriber or (if the New Shares are allotted to the Subscriber Subsidiary) the Subscriber Subsidiary to be appointed and/or elected as a non-executive director of the Company and, in particular but without prejudice to the generality of the foregoing, to cause:

     (i) its board of directors to resolve on and vote in favour of such person's appointment as a non-executive director of the Company; and

     (ii) its board of directors to propose and recommend such person for election as a director of the Company by the shareholders at a general meeting of the Company; and

(c) for the avoidance of doubt, there shall be at all times one non-executive director on the board of the directors of the Company who is nominated by the Subscriber or (if the New Shares are allotted to the Subscriber Subsidiary) the Subscriber Subsidiary as described above, provided that the Subscriber, the Subscriber Subsidiary and the Company shall adjust the Threshold Number to reflect any consolidation or subdivision or other restructuring of the capital of the Company involving any alteration to the par value of the Shares and the resultant number shall be rounded down to ignore any fractions of a share.

5.2 The Company hereby represents and warrants to each of the Subscriber and the Subscriber Subsidiary that:

(a) it has full power, authority and capacity, and has taken all actions required, including but not limited to, the obtaining of all necessary governmental or regulatory approvals in any applicable jurisdiction and consents from third parties, in order to enter into and perform its obligations under this Agreement and the transactions contemplated herein (including the creation, allotment and issue of the New Shares);

(b) the directors of the Company have full power and authority to effect the allotment of the New Shares in accordance with the terms of this Agreement and under the memorandum and articles of association of the Company;

(c) the entry into by the Company of, or the performance by the Company of its obligations under, this Agreement and the transactions contemplated herein (including the creation of the New Shares and their allotment and issue pursuant to this Agreement) does not and will not cause any violation or breach of (i) any articles of association or other constitutional documents of the Company and/or any of its Affiliates; or (ii) any law, rule or regulation of any applicable jurisdiction or stock exchange (including the Companies Ordinance and the rules and regulations of the Stock Exchange);

(d) the entry into by the Company of, or the performance by the Company of its obligations under, this Agreement and the transactions contemplated herein (including the creation of the New Shares and their allotment and issue pursuant to this Agreement) does not and will not cause any violation or breach of any agreement to which the Company and/or any of its Affiliates is a party or by which the Company is or any of them is bound and will not infringe or exceed any limits on, powers of, or restrictions on or the terms of any contract, obligation or commitment whatsoever of, the Company and/or any of its Affiliates and/or their respective board of directors; and

(e) the authorised and issued capital of the Company conform in all respects to the description thereof contained in recital (B) of this Agreement and, save as disclosed in the last annual accounts of the Company as at 31 December 2001, there are no securities issued by the Company convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire from the Company, or obligations of the Company to issue or grant, any Shares or other securities of the Company and there is no agreement or commitment outstanding which calls for the allotment or issue, or accords to any person the right to call for the allotment or issue, of any Shares or other securities of the Company.

5.3  Each of the representations and warranties of the Company set out in clause
5.2 shall be construed as separate, and shall be deemed to be repeated as of the date of Completion.

5.4 The Company hereby acknowledges that each of the Subscriber and the Subscriber Subsidiary has entered into this Agreement in reliance on the Company Announcement, the Company Circular and the undertakings, representations and warranties contained in the provisions of this clause 5.

5.5 For the purpose of section 10(5) of the Securities (Insider Dealing) Ordinance (Cap. 395 of the Laws of Hong Kong) (the INSIDER DEALING ORDINANCE), the Company acknowledges that at the time of execution of this Agreement, it knows or ought reasonably to have known that the information about itself provided by it to the Subscriber and/or the Subscriber Subsidiary for the purposes of or in connection with this Agreement comprises or includes relevant information about itself as defined in section 8 of the Insider Dealing Ordinance.

5.6 For the purpose of section 10(6) of the Insider Dealing Ordinance, the Company acknowledges that it knows or ought reasonably to have known that the Subscriber is a person connected with it within the meaning of section 4(2) of the Insider Dealing Ordinance.


6.   REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER AND THE SUBSCRIBER
     SUBSIDIARY

6.1 The Subscriber and the Subscriber Subsidiary hereby agree and acknowledge with, and represent and warrant to, the Company that:

(a) the Subscriber or the Subscriber Subsidiary (as the case may be) has full power, authority and capacity, and has taken all actions required, including but not limited to, the obtaining of all necessary governmental or regulatory approvals in any applicable jurisdiction and consents from third parties, in order to enter into and perform its obligations under this Agreement and the transactions contemplated herein;

(b) the entry into by the Subscriber or the Subscriber Subsidiary of, or the performance by the Subscriber or the Subscriber Subsidiary (as the case may be) of the terms of, this Agreement and the transactions contemplated herein does not and will not cause any violation or breach of (i) any articles of association or other constitutional documents of the Subscriber or the Subscriber Subsidiary, or (ii) any law, rule or regulation of any applicable jurisdiction or stock exchange;

(c) the entry into by the Subscriber or the Subscriber Subsidiary of, or the performance by the Subscriber or the Subscriber Subsidiary (as the case may be) of the terms of, this Agreement and the transactions contemplated herein does not and will not cause any violation or breach of any agreement to which the Subscriber or the Subscriber Subsidiary is a party or by which either of them is bound and will not infringe or exceed any limits on, powers of, or restrictions on or the terms of any contract, obligation or commitment whatsoever of, the Subscriber or the Subscriber Subsidiary and/or their respective board of directors;

(d) the New Shares have not been registered under the United States Securities Act of 1933, as amended (the SECURITIES ACT) and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act;

(e) the Subscriber or the Subscriber Subsidiary (as the case may be) is not a U.S. Person (as defined in Rule 902 of Regulation S under the Securities
     Act) and is acquiring the New Shares in an offshore transaction in reliance on Regulation S under the Securities Act;

(f) the Subscriber or the Subscriber Subsidiary (as the case may be) will not, at any time during the period of 40 days after the date of purchase by the Subscriber or the Subscriber Subsidiary (as the case may be), offer or sell any of the New Shares to or for the benefit or account of a U.S. Person (as defined in Rule 902 of Regulation S under the Securities Act);

(g) each of the Subscriber or the Subscriber Subsidiary will not deposit the New Shares, or cause the New Shares to be deposited, into any unrestricted depositary receipt facility established or maintained by a depositary bank during the period of 40 days after the date of purchase by the Subscriber or the Subscriber Subsidiary (as the case may be);

(h) the Subscriber or the Subscriber Subsidiary (as the case may be) is purchasing the New Shares for investment purposes and not with a view to the distribution of the New Shares;

(i) the Subscriber or the Subscriber Subsidiary (as the case may be) is aware of and will comply with the securities laws of the United States, Hong Kong and other jurisdictions that prohibit, INTER ALIA, any investor who has received from the Company or any of the directors, officers, employees, representatives, agents or advisers of the Company material, non-public information relating to the Company and the Acquisition (including, without limitation, any assets or liabilities subject to the Acquisition) from creating, transferring or otherwise howsoever disposing of or relinquishing any interest (including by the creation of an option) in any New Shares and any shares or other securities of the Company deriving from the New Shares (pursuant to any rights issue, capitalisation issue or other form of capital reorganisation);

(j) the New Shares will be acquired by the Subscriber or the Subscriber Subsidiary (as the case may be) on the basis that:

     (i) each of the Subscriber and the Subscriber Subsidiary has relied as at the date of this Agreement, and will rely after the date of this Agreement, on the information contained or to be contained in the Company Announcement and the Company Circular;

     (ii) in respect of any information or material concerning the Company and the Acquisition (including, without limitation, any assets or liabilities subject to the Acquisition), whether prepared by the Company or its representatives or advisers or otherwise, which has been furnished by or on behalf of the Company on or before the date of this Agreement to, and has been and will be relied on by, the Subscriber and its Affiliates, and which is not and will not be contained in the Company Announcement or the Company Circular, the Company and its representatives and advisers have made reasonable endeavours to ensure and believe in good faith that such information or material is materially accurate but does not otherwise warrant the accuracy or completeness of such information or material;

     (iii) subject to the extent provided in sub-paragraphs (i) and (ii) above and save for the legal opinion referred to in clause 3.1(c), each of the Subscriber and the Subscriber Subsidiary has conducted its own due diligence investigation, and relied on its own knowledge and information, with respect to the Company and the Acquisition (including, without limitation, any assets or liabilities subject to the Acquisition) in making its investment decision regarding the New Shares and has not relied, and will not be entitled to rely, on any legal opinion or other advice given by legal counsel to the Company or the Company's representatives or advisers, and has taken its own independent advice to the extent it has considered necessary and appropriate; and

(k) the Subscriber Subsidiary is, and will until Completion remain as, a wholly owned subsidiary of the Subscriber.


7.   FURTHER ASSURANCES

7.1 The Company agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Subscriber or the Subscriber Subsidiary may reasonably require, whether on or after Completion, to implement and/or give effect to this Agreement and the transactions contemplated by it and for the purpose of vesting in the Subscriber and the Subscriber Subsidiary the full benefit of the assets, rights and benefits to be conferred on the Subscriber and the Subscriber Subsidiary under this Agreement in accordance with the terms herein.


8.   VARIATION

8.1 No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

8.2 Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.


9.   ASSIGNMENT

9.1 No party to this Agreement shall nor shall it purport to assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties to the Agreement.

9.2  Any purported assignment in contravention of this clause 9 shall be void.

9.3  For the avoidance of doubt, this clause 9 shall not apply to:

(a) the election by the Subscriber for the New Shares to be subscribed by the Subscriber Subsidiary and the allotment and issue of the New Shares to the Subscriber Subsidiary; and

(b) any transfer of the New Shares by the Subscriber or the Subscriber Subsidiary, as the case may be, to any direct or indirect wholly owned subsidiary of the Subscriber.

10.  SEVERABILITY

10.1 If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.


11.  ANNOUNCEMENTS

11.1 Save for the Company Announcement, the Subscriber Announcement and the announcements referred to in clauses 4.3(e) and (f) or as otherwise required by law or by the Stock Exchange or any other regulatory authority or stock exchange which has jurisdiction over any of the parties to this Agreement, no announcement or circular relating to this Agreement and the transactions contemplated herein shall be made by or on behalf of any party to this Agreement without the prior approval in writing of the other parties, provided, however, that the relevant parts of the Subscriber Announcement relating to this Agreement and the transactions contemplated herein shall be provided to the Company for its approval in advance prior to the release of the Subscriber Announcement.


12.  TIME OF THE ESSENCE

12.1 Any time, date or period mentioned in this Agreement may be extended by mutual written agreement among the parties but, as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.


13.  COSTS AND EXPENSES

13.1 Each party to this Agreement shall bear its own costs and expenses incurred in relation to the negotiation, preparation and implementation of this Agreement.


14.  NOTICES

14.1 All notices delivered hereunder shall be in writing and in the English language and shall be communicated to the following addresses:

     If to the Subscriber:

     To: Vodafone Group Plc                  Copy to: Vodafone China Limited
         The Courtyard,                               Unit 4913, 49/F
         2-4 London Road,                             The Center
         Newbury, Berkshire                           99 Queen's Road Central
         RG14 1JX England                             Hong Kong

     Facsimile: (44) 1635 580857             Facsimile: (852) 2619 3211
     Attention: Stephen Scott                Attention: Jonathan Kriegel
                General Counsel and                     Managing Director
                Company Secretary

     If to the Subscriber Subsidiary:

     To: Vodafone Holdings (Jersey)          Copy to: Vodafone China Limited
         Limited                                      Unit 4913, 49/F
         P.O. Box 404                                 The Center
         Whiteley Chambers                            99 Queen's Road Central
         Don Street, St Helier                        Hong Kong
         JE4 9WG, Jersey
                                             Facsimile: (852) 2619 3211
     Facsimile: (44) 1534 504444             Attention: Jonathan Kriegel
                                                        Managing Director
     Attention: Company Secretary


     If to the Company, to:

     China Mobile (Hong Kong) Limited
     60th Floor, The Center
     99 Queen's Road Central
     Hong Kong

     Facsimile: (852) 3121 8912 and (852) 2511 9092
     Attention: General Counsel (Mr David Kreider)

14.2 Any such notice shall be served either by hand or by sending it by courier or by facsimile. Any notice shall be deemed to have been served, if served by hand or by courier, when delivered, and if sent by facsimile, at the time of transmission. Any notice received on a Sunday or public holiday shall be deemed to be received on the next Business Day.


15.  COUNTERPARTS

15.1 This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.


16.  GOVERNING LAW

16.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong for the time being in force.


17.  JURISDICTION


17.1 Each of the Company, the Subscriber and the Subscriber Subsidiary irrevocably agrees that the courts of England and the courts of Hong Kong (together, THE AGREED COURTS) are each to have jurisdiction to settle any dispute (including claims for set-off and counterclaims and all applications for preliminary or interim relief, orders or equitable remedies) which may arise out of or in connection with this

Agreement including any dispute as to its validity, effect, interpretation, termination or performance (A DISPUTE) and for such purposes irrevocably submits to the jurisdiction of such courts.

17.2 Each of the parties to this Agreement irrevocably waives any objections to the jurisdiction of the Agreed Courts.

17.3 Each of the parties to this Agreement agrees that a judgment or order of any Agreed Court in connection with a Dispute is conclusive and binding on it and may be entered or enforced against it or registered in the courts of any other jurisdiction.

17.4 Each of the parties to this Agreement agrees that it will not commence proceedings to resolve any Dispute in any court other than an Agreed Court (save, for the avoidance of doubt, any proceedings to enter, enforce or register a judgment or order of an Agreed Court). For the avoidance of doubt, no proceedings involving and/or relating to the same Dispute may be brought before both Agreed Courts.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by                                   )
for and on behalf of                        )      /s/ Mr. Jonathan Kriegel
VODAFONE GROUP PLC                          )
in the presence of:                         )

                  /s/ Teresa Ko
                      Solicitor
                      Hong Kong SAR


SIGNED by Thomas Ayton                      )
for and on behalf of                        )      /s/ Mr. Thomas Ayton
VODAFONE HOLDINGS (JERSEY)                  )
LIMITED                                     )
in the presence of:                         )

                  /s/ Emily Bone



SIGNED by Li Zhenqun                        )
for and on behalf of                        )      /s/ Mr. Li Zhenqun
CHINA MOBILE (HONG KONG)                    )
LIMITED                                     )
in the presence of:                         )


                  /s/ Celia Lam
                      Linklaters
                      Solicitor,
                      Hong Kong SAR

                                   SCHEDULE 1

                          FORM OF COMPANY ANNOUNCEMENT

                                   SCHEDULE 2

                         FORM OF COMPLETION CERTIFICATE

1. This is the completion certificate referred to in clause 4.3(d) of the Subscription Agreement of 16 May 2002 entered into between us (the SUBSCRIPTION AGREEMENT). Terms used herein shall have the same meanings as in the Subscription Agreement.

2. We confirm for the purposes of the Subscription Agreement and the matters contemplated therein that the Threshold Number is [-] representing the following:

(a) 406,234,375 Shares beneficially owned by Vodafone Holdings (Jersey) Limited and registered in the name of HKSCC Nominees Limited; and

(b) [-] Shares (being the number of the New Shares) allotted to [-] as the beneficial owner, and issued to and registered in the name of HKSCC Nominees Limited, upon Completion of the Subscription Agreement.

Dated this [-] day of [-] 2002.



-----------------------------                -----------------------------
China Mobile (Hong Kong) Limited             Vodafone Group Plc
Name:                                        Name:
Designation:                                 Designation:



                                             -----------------------------
                                             Vodafone Holdings (Jersey) Limited
                                             Name:
                                             Designation:

                                       18